Exhibit 21

DEVON ENERGY CORPORATION

List of Subsidiaries1 as of December 31, 2017

1.	Devon Energy Corporation (Oklahoma), an Oklahoma corporation
2.	Devon OEI Holdings, L.L.C., a Delaware limited liability company
3.	Devon OEI Operating, L.L.C., a Delaware limited liability company
4.	Devon Energy Production Company, L.P., an Oklahoma limited partnership
5.	Devon Financing Company, L.L.C., a Delaware limited liability company
6.	Devon Canada Corporation, a Nova Scotia corporation
7.	Devon Operating Company Ltd., an Alberta corporation
8.	Devon Gas Co., L.L.C., a Delaware limited liability company
9.	Devon Gas Services, L.P., a Texas limited partnership
10.	Devon Energy International, Ltd., a Delaware corporation
11.	Devon Realty Advisors, L.L.C., an Oklahoma limited liability company
12.	Devon Headquarters, L.L.C., an Oklahoma limited liability company
13.	EnLink Midstream, Inc., a Delaware corporation
14.	EnLink Midstream, LLC, a Delaware limited liability company
15.	EnLink Midstream Partners, LP, a Delaware limited partnership
16.	EnLink Midstream Operating, LP, a Delaware limited partnership
17.	EnLink Midstream Services, LLC, a Texas limited liability company
18.	EnLink Midstream Holdings, LP, a Delaware limited partnership
19.	EnLink NGL Pipeline, LP, a Texas limited partnership
20.	EnLink Oklahoma Gas Processing, LP, a Delaware limited partnership
21.	EnLink North Texas Gathering, LP, a Texas limited partnership
22.	EnLink LIG Liquids, LLC, a Louisiana limited liability company
23.	TOM-STACK, LLC, a Delaware limited liability company
24.	Coronado Midstream LLC, a Texas limited liability company
25.	Delaware G&P LLC, a Delaware limited liability company

[1]

The names of certain subsidiaries have been omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of the end of the year covered by this report, as defined under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).